Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Amendment No. 1 to Best Buy Co., Inc.’s Registration Statement on Form S-4 of our report dated September 12, 2008, relating to the consolidated non-statutory financial statements of Best Buy Europe Distributions Limited (which report expresses an unqualified opinion except for the omission of comparative financial information, and includes an explanatory paragraph that notes that the financial statements have been prepared from the separate records maintained by the Retail and Distribution business of The Carphone Warehouse Group PLC and may not necessarily be indicative of the conditions that would have existed or the results of operations if the business had been operated as an unaffiliated company) as of and for the 52 weeks ended March 29, 2008, appearing in the Current Report on Form 8-K/A of Best Buy Co., Inc. filed on September 12, 2008.

/s/ DELOITTE LLP

London, United Kingdom
December 3, 2008

On December 1, 2008 we changed our name from Deloitte & Touche LLP to Deloitte LLP.  Accordingly, we have signed our consent in our new name.